Exhibit A
NATIONAL LAMPOON, INC.
OFFER TO EXTEND THE EXPIRATION DATE
OF WARRANTS TO PURCHASE COMMON STOCK
(referred to in the discussion below as the “Offer” or the “Offer to Extend”)

THIS OFFER AND YOUR WITHDRAWAL RIGHTS EXPIRE
AT 9:00 P.M. PACIFIC TIME ON AUGUST 6, 2008,
UNLESS WE EXTEND THE OFFER.

THE DATE OF THIS OFFER IS JULY 17, 2008

National Lampoon, Inc. (the “Company,” “we,” “us” or “our”) is offering to the holders of warrants (a “Warrant” or the “Warrants”) issued in conjunction with the sale of our Series B Convertible Preferred Stock and Series C Convertible Preferred Stock (collectively, the “Preferred Stock”) the opportunity to extend the term of the Warrants.  The Warrants allow the holders (“Warrant Holders”) to purchase shares of our common stock, $0.001 par value, (“Common Stock”) at a price of $1.775 per share.  In order to take advantage of the Offer, a Warrant Holder must exercise a portion of the Warrants and purchase no less than 10% of the shares of Common Stock covered by the Warrants.  In exchange for the partial exercise of the Warrants prior to the expiration of the Offer, the expiration date of the Warrants issued in conjunction with the sale of our Series B and Series C Convertible Preferred Stock will be extended from December 9, 2008 to December 9, 2010.

You are eligible to participate in the Offer if you are a Warrant Holder on the date of the Offer.  Unless extended, the Offer will expire at 9:00 p.m., Pacific Time, on August 6, 2008.

Participation in the Offer is voluntary, and there are no penalties for electing not to participate.  If you choose not to participate in the Offer the term of your Warrant will not be extended, but the Warrant will continue to remain outstanding according to its existing terms and conditions.  The term of any Warrant that is not extended will expire on December 9, 2008.

If you want to take advantage of the Offer, before the Offer expires you must take the steps set forth in Part III, Section 4 of this document.  To inform yourself about the Offer, you should:

•	read this whole document, particularly the Summary Term Sheet that starts on page 1, because it contains important information;

•	review your Warrant Agreement;

•	call Daniel S. Laikin, our Chief Executive Officer, at (310) 474-5252 if you have questions about the Offer or need another copy of this document.

We are making this Offer upon the terms and conditions described in this Offer.  The Offer is not conditioned on any minimum number of Warrant Holders electing to participate in the Offer.  The Offer is, however, subject to conditions that we describe in Section 7 of Part III of this document.

Shares of our Common Stock are quoted on the American Stock Exchange under the symbol “NLN”.  On July 16, 2008, the closing price of one share of our Common Stock was $1.48.  We recommend that you get current market prices for our Common Stock before deciding whether to take advantage of this Offer.

IMPORTANT NOTICE

Although our board of directors has approved the Offer, neither we nor our board of directors makes any recommendation to you as to whether or not you should accept the Offer and exercise a portion of your Warrants in exchange for the extension of the term of your remaining Warrants.  We have not authorized any person to make any recommendation on our behalf as to whether or not you should accept the Offer.

You must make your own decision as to whether or not to accept the Offer.  In doing so, you should rely only on the information contained in this document and your Warrant Agreement.  You are strongly encouraged to consult with your advisors, including your tax advisor, before making any decisions regarding the Offer.

The Offer is dated July 17, 2008.  You should not assume that the information contained in the Offer is accurate as of any date other than July 17, 2008, and the delivery of the Offer shall not, under any circumstances, create an implication that there has been no change in our affairs since July 17, 2008 or that the information herein is correct as of any time subsequent to such date.

The Offer has not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission determined whether the information in this document is accurate or complete.  Any representation to the contrary is a criminal offense.

I. SUMMARY TERM SHEET

The following are answers to some questions about the Offer.  The answers are summaries and do not describe all of the details of the Offer.  You should read all of this document and your Warrant Agreement because they contain the full details of the Offer and the terms of the Warrants, and these details could be important to you.  For many of the questions, we have included a reference to the section or sections contained in Part III of this document where you can find a more complete discussion.

This Summary is presented in question-and-answer format.  The questions and answers are grouped as follows:

•	How the Offer Works

•	Purpose of the Offer

•	Duration of the Offer

•	How to Participate

•	Federal Income Tax Considerations

•	How to get More Information

•	Interests of Directors and Executive Officers in the Offer

References in this document to the “Company,” “we,” “us” and “our” mean National Lampoon, Inc., and references to the time “the Offer expires” mean 9:00 p.m., Pacific Time, on August 6, 2008, or, if we extend the Offer period, any later date that we specify.

QUESTIONS AND ANSWERS ABOUT THE OFFER

A.           HOW THE OFFER WORKS

1.           What is the Offer?

The Offer relates to Warrants that were issued to investors who purchased our Series B Convertible Preferred Stock and Series C Convertible Preferred Stock.  The Warrants permit the Warrant Holder to purchase shares of our Common Stock at a price of $1.775 until May 31, 2008 if the Warrants were issued in conjunction with the sale of our Series B Convertible Preferred Stock, and until December 9, 2008 if the Warrants were issued in conjunction with the sale of our Series C Convertible Preferred Stock.  In exchange for the Warrant Holder exercising a portion of the Warrants to purchase at least 10% of the Common Stock covered by the Warrants, we will extend the expiration date of the Warrant Holder’s remaining Warrants from May 31, 2008 to December 9, 2010, if the Warrants were issued in conjunction with the sale of our Series B Convertible Preferred Stock and from December 9, 2008 to December 9, 2010 if the Warrants were issued in conjunction with the sale of our Series C Convertible Preferred Stock.  Holders of Warrants that were issued to investors who purchased our Series B Convertible Preferred Stock will have the expiration date of the Warrants extended from May 31, 2008 to December 9, 2008, irrespective of whether or not they participate in the Offer.

2.           Who is entitled to participate in the Offer?

Only holders of Warrants that were purchased in conjunction with the sale of our Series B Convertible Preferred Stock or Series C Convertible Preferred Stock are entitled to participate in the Offer.

3.           How many shares of Common Stock are covered by the Warrants?

In the offering of our Series B Convertible Preferred Stock, we included Warrants covering a total of 3,583,491 shares of Common Stock of which Warrants covering 3,390,234 shares of Common Stock remain outstanding.  These Warrants are held by a total of 7 persons.  In the offering of our Series C Convertible Preferred Stock, we included Warrants covering a total of 2,297,610 shares of Common Stock, of which Warrants covering 2,278,775 shares of Common Stock remain outstanding.  These Warrants are held by a total of 22 persons.  The number of shares of Common Stock reflects the two-for-one split that we effected on September 15, 2004.

4.           If every holder of Warrants elects to participate in the Offer, how many shares of Common Stock would National Lampoon, Inc. issue and how much money would it raise?

If every holder of Warrants were to exercise the Warrants and purchase 10% of the shares of Common Stock covered by the Warrants, we would be required to issue an additional 566,901 shares of Common Stock and we would receive proceeds from the exercise of $1,006,249.

5.           As a Warrant Holder, must I participate in the Offer?

Participation in the Offer is voluntary, and there are no penalties for electing not to participate.  If you choose not to participate in the Offer, the expiration date of the Warrant Agreements you hold will not be extended to December 9, 2010 and, instead, will expire on December 9, 2008.  Until their expiration, the Warrants will remain outstanding in accordance with their current terms and conditions.

6.           I have Warrants that were issued to me as a result of my purchase of Series B Convertible Preferred Stock and Warrants that were issued to me as a result of my purchase of Series C Convertible Preferred Stock.  Do I have to exercise both of the Warrants in order to take advantage of the Offer?

No.  For example, you may purchase at least 10% of the shares of Common Stock covered by the Warrants issued to you when you purchased your Series B Convertible Preferred Stock and you may elect not to purchase the shares of Common Stock covered by the Warrants issued to you when you purchased your Series C Convertible Preferred Stock.  If you do that, the expiration date of the Warrants issued to you when you purchased your Series B Convertible Preferred Stock will be extended to December 9, 2010, but the expiration date of the Warrants issued to you when you purchased your Series C Convertible Preferred Stock will continue to be December 9, 2008.

7.           May I purchase more than 10% of the shares of Common Stock covered by my Warrants to participate in the Offer?

You may purchase more than 10% of the shares of Common Stock covered by your Warrants to participate in the Offer, if you so choose.

8.           Do I have to pay any money in order to exercise my Warrants and purchase enough shares of Common Stock to participate in the Offer?

Yes.  In order to exercise your Warrants, you will have to pay us $1.775 per share for each share of Common Stock that you purchase and you must purchase at least 10% of the shares of Common Stock covered by your Warrants (the “Exercise Price”).  For example, if you have Warrants covering 1,000 shares of Common Stock, you must purchase at least 100 shares in order to participate in the Offer.  The Exercise Price for 100 shares of Common Stock would be $177.50.

9.           May I pay for the shares I purchase with other shares of National Lampoon, Inc. Common Stock that I own?

No.  You may not use shares of our Common Stock in order to exercise your Warrants.

10.           Will affiliates be able to take advantage of the Offer?

Yes.  Our Chief Executive Officer and director, Daniel S. Laikin, and our directors, Robert Levy, Timothy S. Durham and Paul Skojdt, are Warrant Holders.  These individuals will be able to participate in the Offer on the same terms as Warrant Holders who are not affiliates.  Please see the information below in Section G titled “Interests of Directors and Executive Officers in the Offer”.

11.           Will I be able to immediately sell the Common Stock I receive upon exercise of my Warrants in the market?

No.  The Common Stock you receive from exercising your Warrants will be restricted.

12.           When will I be able to sell the Common Stock I receive upon exercise of my Warrants?

The Common Stock you receive from exercising your Warrants must be sold pursuant to Rule 144 of the Securities Act of 1933, as amended.  Under Rule 144, if you are not an affiliate of National Lampoon, Inc. and have not been an affiliate of National Lampoon, Inc. for at least three months prior to the date you plan to sell your Common Stock, at least six months must have elapsed between the time you exercise the Warrants and the date you sell the Common Stock you receive from the exercise of the Warrants.  Rule 144 also requires us to have current public information in the marketplace.  National Lampoon, Inc. is subject to the reporting requirements of Section 13 of the Securities Exchange Act of 1934, as amended and, so long as we continue to file the reports required by Section 13, we will have current public information in the marketplace.

13.           When will affiliates of National Lampoon, Inc. be able to sell the Common Stock they receive upon exercise of the Warrants?

Assuming there are no other restrictions to the sale of their Common Stock (such as a trading policy that would prohibit sales during certain periods), Rule 144 permits affiliates to sell the shares of Common Stock they receive upon exercise of the Warrants six months after they exercise the Warrants.  However, aside from the requirement that public information be in the marketplace,

•	affiliates must file a notice (the “144 Notice”) with the Securities and Exchange Commission relating to the sales they make,

•
during any 90 day period, affiliates are restricted from selling more than the greater of 1% of our outstanding shares of Common Stock or the average weekly reported volume of trading in our Common Stock on all national securities exchanges during the four calendar weeks preceding the filing of the 144 Notice, and

•	affiliates are required to follow the “manner of sale” provisions included in Rule 144.

14.           If I exercise my Warrants, when will I receive the shares of Common Stock that I purchase?

The shares of Common Stock will be issued as soon as practicable after you exercise your Warrants.

B.           PURPOSE OF THE OFFER

15.           Why is National Lampoon, Inc. making the Offer?

We are making the Offer as a way to encourage holders of our Warrants to exercise a portion of the Warrants, so that we can raise cash for our operations.  Furthermore, the Offer is part of the plan we submitted to the American Stock Exchange on March 27, 2008 to regain compliance with its continued listing standards, and specifically with Section 1003(a)(iv) of the Amex Company Guide.  A complete discussion of this matter is included at Part III, Section 3 of this document.

16.           Is it likely that a similar Offer to this one will be made in the future?

As of the date of the Offer, our board of directors has no plan to make a similar offer.  However, if we are successful in raising funds through the Offer, and if we are in need of additional operating funds in the future, the board of directors may decide to raise funds by making a similar offer.

17.           Does National Lampoon, Inc. or its board of directors have a recommendation about the Offer?

Neither we nor the board of directors is making a recommendation about the Offer.  Although the board of directors approved the Offer, they recognize that the decision to accept or reject the Offer is an individual one that should be based on a variety of factors, including your own personal circumstances and preferences.  You are strongly encouraged to consult with your personal advisors if you have questions about your financial or tax situation.

18.           Is there any information regarding National Lampoon, Inc. that I should be aware of?

Yes.  Your decision of whether to accept or reject this Offer should take into account the factors described in, but not limited to, those risks set forth in our Annual Report on Form 10-KSB for the fiscal year ended July 31, 2007 and in our Quarterly Reports on Form 10-QSB for the quarters ended October 31, 2007, January 31, 2008 and April 30, 2008 as well as the other information set forth in our Current Reports on Form 8-K filed with the Securities and Exchange Commission since August 1, 2007.  In addition, before making your decision to exercise your Warrants, you should carefully review the information about National Lampoon, Inc. discussed in Part II (“Certain Risks of Participating in the Offer”) and in Section 10 of Part III of this document.  This information includes an update on recent events affecting our business and explains where you can find additional information about us.

19.           How will the Offer be accounted for by National Lampoon, Inc. and what are the accounting consequences of the Offer?

The Offer will result in increases to the current assets and additional paid-in capital accounts included in our balance sheet as well as the number of shares of common stock outstanding.

C.           DURATION OF THE OFFER

20.           When does the Offer begin and end?

The Offer begins on July 17, 2008, and ends at 9:00 p.m., Pacific Time, on August 6, 2008.  No exceptions will be made to this deadline, unless we extend it.  During this period, any person who holds Warrants will have the opportunity to extend the expiration date of his Warrants by exercising a portion of the Warrants and purchasing at least 10% of the shares of Common Stock covered by the Warrants.

21.           May the Offer be extended beyond August 6, 2008.

We are reserving the right to extend the Offer beyond August 6, 2008 if our board of directors deems that it is in our best interests to do so.  As of the date of the Offer, we have no plans to do this.

22.           How will I know if the Offer is extended?

If we extend the Offer, we will publicly announce the extension no later than 9:00 p.m., Pacific Time, on the expiration date.

23.           If the Offer is extended, how will the extension affect the exercise of my Warrants?

If we extend the Offer and you elect to participate in it, you must properly exercise Warrants covering at least 10% of the Common Stock before the expiration of the extended Offer period.  By exercising your Warrants in accordance with the Offer prior to the expiration of the extended Offer period (if there is one), your remaining Warrants will be extended to December 9, 2010.

D.           HOW TO PARTICIPATE

24.           How do I exercise my Warrants in order to participate in the Offer?

No later than 9:00 p.m. Pacific Time on August 6, 2008 we must receive from you:

•	the transmittal letter, a copy of which is included with this Offer,

•	good funds in the amount of the Exercise Price, and

•	the original Warrant Agreement.

These documents should be delivered to us at our principal executive office located at 8228 Sunset Boulevard, Los Angeles, California 90046.  We will cancel the original Warrant and issue you a Warrant for the balance of the Warrant shares.  This Warrant will indicate an expiration date of December 9, 2010.

25.           What do I need to do to participate in the Offer?

Your election to participate in the Offer will be effective only after you have properly submitted the completed transmittal letter, good funds in the amount of the Exercise Price, which may not be less than 10% of the shares covered by the Warrant, and the original Warrant Agreement.  We must receive these documents and the funds before the expiration of the Offer period, which will occur at 9:00 p.m. Pacific Time on August 6, 2008, unless we announce that the expiration of the Offer period has been extended.

26.           Do I have to return my Warrant Agreements or any other document to you if I do not want to participate in the Offer?

No.  You do not have to send or return any documents to us if you do not wish to participate in the Offer.  The Offer is completely voluntary, and there are no penalties for electing not to participate in it.

27.           If I elect to exercise my Warrants and participate in the Offer, can I change my mind?

Yes.  You may withdraw your tendered Warrants at any time before the Offer expires at 9:00 p.m. Pacific Time, on August 6, 2008.  If we extend the Offer beyond that time, you may withdraw your tendered Warrants at any time until the extended expiration of the Offer.  If we have not accepted your tendered Warrants by August 6, 2008, you will also have the right to withdraw your tendered Warrants after that date and until we accept your tendered Warrants.  To withdraw your tendered Warrants, you must deliver to us a written notice of withdrawal with the required information while you still have the right to withdraw the tendered Warrants.  The notice of withdrawal may be delivered by any of the means indicated for a valid tender as indicated in Part III, Section 4, “Procedures for Participating in the Offer.”

Once you have withdrawn your Warrants, you may re-tender your Warrants only by again following the delivery procedures described in the Offer.  See Part III, Section 5, “Withdrawal Rights.”

28.           What happens to my Warrant if I do not accept this Offer?

Nothing.  If you do not elect to participate in the Offer, you will keep your Warrants but the expiration date will not be extended to December 9, 2010.  The Offer will not result in any changes to the terms of your Warrants.

29.           Are there risks that I should consider in deciding whether to exercise my Warrants?

Yes.  Exercising your Warrants does have some risks.  You should carefully review the discussion of certain of these risks in Part II of this document (“Certain Risks of Participating in the Offer”).

30.           Are there conditions to the Offer?

Yes.  The Offer is subject to conditions that are described in Section 7 of Part III.  The Offer is not conditioned on any minimum number of Warrant Holders electing to participate in the Offer.  Participation in the Offer is completely voluntary.

E.           FEDERAL INCOME TAX CONSIDERATIONS

31.           Will I have to pay federal income taxes at the time I exercise my Warrants if I participate in the Offer?

We believe that Warrant Holders who are subject to federal income taxation will incur no immediate federal income tax consequences as a result of either electing to retain their Warrants or electing to exercise their Warrants in exchange for an extension of the expiration date of their remaining Warrants. Those Warrant Holders who participate in the Offer and later sell the shares of Common Stock they received by exercising their Warrants may recognize a gain or loss on the sale.  However, individual tax situations are complex and this information is very general and may not be applicable to your tax situation.  We advise you to consult with your tax advisor about the tax consequences of this transaction on your tax situation.

F.           HOW TO GET MORE INFORMATION

32.           Who can I talk to if I have questions about the Offer?

For additional information or assistance, you should call our Chief Executive Officer, Daniel S. Laikin, at (310) 474-5252.

In addition, you are strongly encouraged to consult your personal advisors if you have questions about your financial or tax situation.

G.           INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS IN THE OFFER

Our directors and executive officers may participate in the Offer with respect to their eligible Warrants, in which event they will purchase at least 10% of the shares of Common Stock covered by the Warrants and we will extend the expiration date of their remaining Warrants to December 9, 2010.  As of July 17, 2008, such persons, as a group, beneficially owned Warrants representing the right to purchase a total of 4,358,767 shares of our Common Stock, which represented approximately 76.89% of the Common Stock that could be purchased by the Warrant Holders as of that date.

The following table sets forth information as of July 17, 2008, regarding the number of shares of Common Stock represented by Warrants held individually by our directors and executive officers and their affiliates.

Name and Position	Number of Shares of Common Stock Represented by Warrants issued in conjunction with Series B Convertible Preferred Stock Purchase	Number of Shares of Common Stock Represented by Warrants issued in conjunction with Series C Convertible Preferred Stock Purchase	Percentage of All Common Stock Represented by Warrants Outstanding

Daniel S. Laikin, Chief Executive Officer and director	1,780,076	831,530	46.07%

Timothy S. Durham, director	615,602	603,150	21.50%

Paul Skjodt, director	358,894	--	6.33%

Robert Levy, director		169,515	2.99%

Total	2,754,572	1,604,195	76.89%

II. CERTAIN RISKS OF PARTICIPATING IN THE OFFER

Participation in the Offer involves potential risks, including those described below.  The risks identified in this section and the risks described in detail under the heading titled “Factors Affecting Business, Operating Results and Financial Condition” in our Annual Report on Form 10-KSB for the fiscal year ended July 31, 2007, filed with the Securities and Exchange Commission on November 29, 2007, highlight the material risks of participating in this Offer.  You should carefully consider these risks.  You are encouraged to speak with an investment and tax advisor as necessary before deciding to participate in the offer.

ECONOMIC RISKS

By exercising the Warrants, you will receive restricted shares of our Common Stock.  Restricted securities are securities that are purchased in transactions that are exempt from the registration requirements of the Securities Act of 1933, as amended (referred to in this discussion as the “Securities Act”).  The shares of Common Stock that you receive upon exercising your Warrants will be issued with a legend stating that the shares have not been registered under the Securities Act.

There are limits as to when you may sell restricted shares of Common Stock.  Those limits are set forth in Rule 144 promulgated under the Securities Act.  National Lampoon, Inc. is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and we have been subject to those requirements for over 90 days.  Rule 144 permits the holders of our restricted securities who are not affiliates to sell their shares of restricted Common Stock in the market six months following the date that the restricted shares of Common Stock were acquired, so long as we are current in meeting our reporting requirements.  The restricted shares of Common Stock that you receive upon exercise of the Warrants will be acquired by you on the date that we accept your tendered Warrants.

Affiliates, such as members of our board of directors and our executive officers, may also sell their shares of restricted Common Stock in the market six months following the date that the restricted shares of Common Stock were acquired, so long as we are current in meeting our reporting requirements.

        However, affiliates must notify the Securities and Exchange Commission of such sales by filing a Form 144 concurrent with the sale.  Furthermore, affiliates are limited in the number of shares that may be sold during any three month period to the greater of 1% of the number of shares we have issued and outstanding or the average weekly reported volume of trading in our securities on all national securities exchanges and/or reported through the automated quotation system of a registered securities association during the four calendar weeks preceding the filing of notice on Form 144.  Finally, affiliates must comply with the “manner of sale” provisions included in Rule 144, which require an affiliate to sell the restricted Common Stock in a broker’s transaction, in a transaction with a market maker or in a riskless principal transaction.

By the time you are able to sell the Common Stock you will acquire by exercising your Warrants, the market price of our Common Stock or the number of shares being traded may have declined substantially.  You may be forced to liquidate the shares of restricted Common Stock you acquire by exercising the Warrants at a loss, if you are in need of money.  We cannot guarantee you that the shares of restricted Common Stock you receive by exercising your Warrants will ever appreciate in value.

TAX-RELATED RISKS

When you sell the shares of Common Stock you acquire by exercising the Warrants, any gain or loss, based on the difference between the sale price and the Exercise Price, will be taxed as a capital gain or loss. Such gain or loss will be long-term if you hold the shares for more than one year following your acquisition of them.

BUSINESS-RELATED RISKS

For a description of risks related to our business, please see the detailed discussion of risks associated with our business under the heading “Factors affecting Business, Operating Results and Financial Condition” in our Annual Report on Form 10-KSB for the fiscal year ended July 31, 2007.

III. THE OFFER

Section 1.                      Eligibility.

Individuals who hold Warrants that were issued in conjunction with the offer and sale of our Series B Convertible Preferred Stock and our Series C Convertible Preferred Stock are eligible to take part in this Offer, including members of our board of directors and our executive officers.  No other holders of warrants or options may take part in this Offer.

Section 2.                      Number of Warrants; Expiration Date.

We are offering to extend the expiration date of the Warrants acquired in conjunction with the sale of our Series B Convertible Preferred Stock and Warrants acquired in conjunction with the sale of our Series C Convertible Preferred Stock from December 9, 2008 to December 9, 2010 in exchange for the purchase by the Warrant Holder of 10% of the shares of Common Stock covered by the Warrants at the price of $1.775 per share.  The Offer is subject to the terms and conditions described in this Offer to Extend.

As of the date of this Offer, the Warrants represented the right to purchase a total of 5,669,009 shares of our restricted Common Stock at a price of $1.775 per share.  If every Warrant Holder elected to participate in the Offer, we would receive proceeds of approximately $1,006,249 and we would be required to issue 566,901 shares of our restricted Common Stock.

The Offer will expire on the expiration date.  The term “expiration date” means 9:00 p.m., Pacific Time, on August 6, 2008 unless we, in our sole discretion, extend the period of time during which the Offer will remain open.  If we extend the period of time during which the Offer remains open, the term “expiration date” will mean the latest time and date at which the Offer expires.  See Section 15 for a description of our right to extend, delay, terminate and amend the Offer.

Section 3.                      Purpose of the Offer.

We are making the Offer to raise funds for working capital and as part of the plan we submitted to the American Stock Exchange to regain compliance with its continued listing standards, and specifically with Section 1003(a)(iv) of the Amex Company Guide.

On February 27, 2008 we received a letter from the American Stock Exchange which indicated that we do not meet certain of the American Stock Exchange’s continued listing standards as set forth in Part 10 of the Amex Company Guide.  Specifically, we are not in compliance with Section 1003(a)(iv) of the Company Guide because we have sustained losses which are substantial in relation to our overall operations or our existing financial resources, or our financial condition has become so impaired that it appears questionable, in the opinion of the American Stock Exchange, as to whether we will be able to continue our operations and/or meet our obligations as they mature.

We had until March 27, 2008 to provide the American Stock Exchange with a specific plan to achieve and sustain compliance with the continued listing standards.  Compliance must be achieved no later than August 27, 2008.  If we failed to submit a plan or if we submitted a plan and the staff of the American Stock Exchange determined that it did not adequately address these issues, we would have been subject to delisting proceedings.  Furthermore, if our plan is accepted but we are not in compliance with the continued listing standards at the conclusion of the plan period or if we do not make progress consistent with the plan during the plan period, the staff of the American Stock Exchange will initiate delisting proceedings as appropriate.  We may appeal the staff determination to initiate delisting proceedings.

We submitted a plan to the American Stock Exchange to regain compliance with the continued listing standards on March 27, 2008.  On May 16, 2008 we were notified by the American Stock Exchange that our plan was accepted.

The Offer is part of our plan to regain compliance with Section 1003(a)(iv) of the Amex Company Guide.

Although our board of directors has approved the Offer, it recognizes that the decision to accept or reject the Offer is an individual one that should be based on a variety of factors.  Accordingly, you are strongly encouraged to consult with your personal advisors if you have questions about your financial or tax situation.  Neither National Lampoon, Inc. nor our board of directors is making any recommendation to you as to whether you should elect to participate in this Offer.  The restricted Common Stock you receive by exercising your Warrants may end up being worth less than the Exercise Price.  You must make your own decision whether to participate in the Offer.

Section 4.                      Procedures for Participating in the Offer.

You must deliver to us, no later than 9:00 p.m. Pacific Time on August 6, 2008:

•	the completed transmittal letter,

•	good funds in the amount of the Exercise Price, and

•	the original Warrant Agreement(s).

These documents should be delivered to us at our principal executive office located at 8228 Sunset Boulevard, Third Floor, Los Angeles, California 90046.  We will cancel the original Warrant and issue to you a Warrant for the balance of the Warrant shares.  This Warrant will indicate an expiration date of December 9, 2010.

You may not exercise your Warrants by electronic delivery or facsimile.  You may make delivery via U.S. mail, overnight courier or by hand delivery.

Your election to exercise the Warrants will be effective only after you properly submit the above listed documents and payment of the Exercise Price before the Offer expiration date.

The method of delivery of the documents necessary to exercise the Warrants and the payment of the Exercise Price is at your election and risk.  The delivery of the documents will be effective upon receipt by National Lampoon, Inc.  In all cases, you should allow sufficient time to ensure we receive the documents and payment in time.  We do not intend to notify you of the receipt of the documents and payment, therefore it is your responsibility to ensure that we have received your these items.

We will determine, in our discretion, all questions as to the validity, form and eligibility (including time of receipt) of any documents you submit.  Our determination of these matters will be final and binding on all parties.  We may reject any documents or any Warrants tendered to the extent that we determine the Warrants are not properly exercised or to the extent that we determine it is unlawful to accept the Warrants.  We may waive any defect or irregularity in a submitted election.  No Warrants will be properly tendered until all defects or irregularities have been cured by the Warrant Holder or waived by us.  Neither we nor any other person is obligated to give notice of any defects or irregularities in any documents you submit, and no one will be liable for failing to give notice of any defects or irregularities.

If you elect to exercise your Warrants in accordance with the procedures described above, you will have accepted the terms and conditions of the Offer.  If we accept the tender of your Warrants, there will be a binding agreement between us and you on the terms and subject to the conditions of the Offer.

If you elect to exercise your Warrants and we accept the tender of your Warrants, effective on our acceptance, we will issue to you shares of our restricted Common Stock representing the Warrants you exercised and we will issue to you a new Warrant for the balance of the Common Stock covered by the Warrant.  The new Warrant will expire on December 9, 2010.  If you do not elect to exercise your Warrants or if you fail to properly exercise your Warrants, you will not participate in the Offer and you will retain your Warrants with the original terms, including the expiration date of December 9, 2008.

Questions about the Offer.

You can ask questions about the Offer or request assistance or additional copies of the Offer documents by telephoning Daniel S. Laikin at (310) 474-5252.

Section 5.                      Withdrawal Rights.

If you elect to accept this Offer and later change your mind, you may withdraw your tendered Warrants and reject this Offer by following the procedure described in this Section 5.

You may withdraw your tendered Warrants at any time before 9:00 p.m. Pacific Time on August 6, 2008.  If we extend this Offer beyond that time, you may withdraw your tendered Warrants at any time until the extended expiration of this Offer.  In addition, if we have not accepted your tendered Warrants by August 6, 2008, you will also have the right to withdraw your tendered Warrants after that date and until your tendered Warrants have been accepted.  We currently intend to accept properly tendered Warrants promptly after the scheduled expiration date of the Offer, which is currently August 6, 2008.

To validly withdraw tendered Warrants, you must deliver to us (via the means and to the mailing address set forth in Section 4), the written notice of withdrawal, properly completed, while you still have the right to withdraw the tendered Warrants.  We have filed a form of the notice of withdrawal as Exhibit (a)(1)(C) to the Tender Offer Statement on Schedule TO that we filed with the SEC on July 17, 2008. We will deliver a copy of the notice of withdrawal to all Warrant Holders that validly elect to participate in this Offer.

You may not rescind any withdrawal, and any Warrants you withdraw will thereafter be deemed not properly tendered for purposes of this Offer, unless you properly re-tender those Warrants before the expiration date by following the procedures described in Section 4 of this Offer.

Neither we nor any other person is obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will anyone incur any liability for failing to give notice of any defects or irregularities.  We will determine, in our sole discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal.  Our determinations of these matters will be final and binding.

Section 6.                      Acceptance of Warrant Exercise and Issuance of Restricted Stock.

Upon the terms and subject to the conditions of the Offer, if you exercise your Warrants for at least 10% of the shares of Common Stock covered by the Warrants, we will extend the expiration date of the remaining Warrants to December 9, 2010.  You may exercise your Warrants in the manner described at Section 4 above.  Following the exercise of your Warrants, we will forward to you the shares of restricted Common Stock you purchased and a new Warrant representing the balance of the shares of Common Stock.  The new Warrant will have an expiration date of December 9, 2010.

For purposes of the Offer, unless we notify you in writing that the exercise of your Warrant was invalid or that you were not included in the class of individuals entitled to take advantage of this Offer, we will be deemed to have accepted the exercise of your Warrants when we receive the transmittal letter, the original Warrant Agreement(s) and good funds in the amount of the Exercise Price.  Once these are received, we will cancel your original Warrants, issue to you shares of our restricted Common Stock and issue you a new Warrant with an expiration date of December 9, 2010 for the balance of the Warrant shares.

Section 7.                      Conditions of the Offer.

Subject to rules of the Securities and Exchange Commission and notwithstanding any other provision of the Offer, we will not be required to accept your Warrant exercise and may terminate or amend the Offer or postpone the acceptance of any Warrant exercise, if at any time on or after commencement of the Offer and before the expiration date of the Offer any of the following events occur that in our reasonable judgment makes it inadvisable to proceed with the Offer:

•
there has been threatened or instituted or is pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Offer, the exercise of the Warrants, the issuance of restricted Common Stock in exchange for the Warrant exercise, or otherwise relates in any manner to the Offer; or that, in our reasonable judgment, could materially affect the business, condition (financial or other), income, operations or prospects of us and our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair (such as by increasing the accounting or other costs of the Offer to us) the contemplated benefits of the Offer to us;

•
there has been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or National Lampoon, Inc. or any of its subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

•	make the exercise of the Warrants, the issuance of the restricted Common Stock or the extension of the Warrant expiration date illegal or otherwise restrict or prohibit consummation of the Offer;

•	materially impair (such as by increasing the accounting or other costs of the Offer to us) the contemplated benefits of the Offer to us; or

•
materially affect the business, condition (financial or other), income, operations or prospects of us and our subsidiaries, taken as whole, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries;

•	there has occurred:

•
any significant change in the market price of our shares of Common Stock or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material effect on our business, condition (financial or other), operations or prospects or on the trading in our Common Stock;

•
any change in the general political, market, economic or financial conditions that could have a material effect on our business, condition (financial or other), operations or prospects that, in our reasonable judgment, makes it inadvisable to proceed with the Offer;

•	in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

•
any change in generally accepted accounting principles or interpretations of generally accepted accounting principles which could or would materially and adversely affect the manner in which we are required for financial accounting purposes to account for the Offer.

•
a tender offer with respect to some or all of our Common Stock, or a merger or acquisition proposal for us, has been proposed, announced or made by another person or entity or has been publicly disclosed.

•
any change or changes shall have occurred in our business, condition (financial or other), assets, income, operations, prospects or stock ownership or that of our subsidiaries that, in our reasonable judgment, has or may have a material adverse effect on us and our subsidiaries, taken as a whole.

The conditions to the Offer are for our benefit.  We may assert them at our discretion prior to the expiration date.  We may waive them, in whole or in part, at any time and from time to time prior to the expiration date, in our discretion, whether or not we waive any other conditions to the Offer.  Our failure at any time prior to the expiration date to exercise any of these rights will not be deemed a waiver of any rights.  The waiver of any of these rights with respect to particular facts and circumstances will not be deemed to be a waiver with respect to any other facts and circumstances.  Any determination or judgment we make concerning the events described in this section will be final and binding upon all persons.

Section 8.                      Price Range of Our Common Stock.

Our Common Stock is currently quoted on the American Stock Exchange under the symbol “NLN”.  The table below sets forth the range of the high and low sales prices of our Common Stock for each quarter for the last two fiscal years, the first, second and third quarter of this fiscal year and the fourth quarter of this fiscal year through July 16, 2008 as reported by American Stock Exchange.

	High	Low

Fiscal Year Ended July 31, 2008
First Quarter Ended October 31, 2007	$2.55	$1.65
Second Quarter Ended January 31, 2008	$2.50	$1.79
Third Quarter Ended April 30, 2008	$2.18	$1.52
Fourth Quarter Through July 16, 2008	$2.05	$1.48
Fiscal Year Ended July 31, 2007
First Quarter Ended October 31, 2006	$2.00	$1.10
Second Quarter Ended January 31, 2007	$2.61	$1.85
Third Quarter Ended April 30, 2007	$2.15	$1.71
Fourth Quarter Ended July 31, 2007	$2.41	$1.85
Fiscal Year Ended July 31, 2006
First Quarter Ended October 31, 2005	$3.85	$2.05
Second Quarter Ended January 31, 2006	$2.98	$2.00
Third Quarter Ended April 30, 2006	$3.06	$2.30
Fourth Quarter Ended July 31, 2006	$2.67	$1.05

On July 16, 2008, the closing price per share of our Common Stock as reported by the American Stock Exchange was $1.48.

Our stock price has been, and in the future may be, highly volatile.  The trading price of our Common Stock has fluctuated widely in the past and is expected to continue to do so in the future, as a result of a number of factors, some of which are outside our control.

We recommend that you obtain the current market price of our Common Stock before deciding whether to elect to exercise your Warrants.  The last sale price of our Common Stock on July 16, 2008 was $1.48.

Section 9.                      Source and Amount of Funds or Other Consideration.

The Offer does not involve the payment of money by us to the Warrant Holders.  The consideration for the extension of the Warrant term is the exercise by the Warrant Holder of the Warrant and the purchase of at least 10% of the Common Stock covered by the Warrant.

Section 10.                      Information Concerning National Lampoon, Inc.

General.                      National Lampoon, Inc. is incorporated in the State of Delaware.  Our principal executive offices are located at 8228 Sunset Boulevard, Los Angeles, California 90046, and our telephone number at that address is (310) 474-5252.

We are a media and entertainment company that creates and distributes comedic content through multiple distribution platforms.  The National Lampoon™ brand was initially developed in 1970 through publication of National Lampoon Magazine and later through the use of our name on motion pictures, including National Lampoon’s Animal House and National Lampoon’s Vacation.   Our plan is to continue to expand the use of our brand in order to increase the revenues we generate through license fees, advertising revenue, film production revenue, and other sources.

Our Common Stock is traded on the American Stock Exchange under the ticker symbol “NLN.”

Subject to the foregoing, and except as otherwise disclosed in this Offer or in our filings with the Securities and Exchange Commission, we presently have no specific plans or proposals that relate to or would result in:

•	an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

•	any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

•	any material change in our present dividend rate or policy, our indebtedness or capitalization;

•	any change in the present board of directors or management;

•	any material change in our corporate structure or business;

•	our Common Stock being delisted from the American Stock Exchange;

•	our Common Stock becoming eligible for termination of registration pursuant to section 12(g)(4) of the Securities Exchange Act of 1934;

•	the suspension of our obligation to file reports pursuant to sections 13 or 15(d) of the Securities Exchange Act of 1934;

•	the acquisition or disposition of more than 10% of shares of our Common Stock (or securities convertible into or exercisable for such number of shares of our Common Stock) by any person; or

•	any change in our certificate of incorporation or bylaws, or any actions which may impede the acquisition of control of us by any person.

We cannot assure you that we will not plan, propose or engage in negotiations with respect to the above noted matters during or after the expiration of the Offer.

Certain Financial Information.       We incorporate by reference the financial statements, related notes and other financial information included in our Annual Report on Form 10-KSB for our fiscal year ended July 31, 2007 which we filed with the Securities and Exchange Commission on November 29, 2007, and our Quarterly Reports on Form 10-QSB for the fiscal quarters ended October 31, 2007, January 31, 2008 and April 30, 2008, which we filed with the Securities and Exchange Commission on December 19, 2007, March 17, 2008 and June 17, 2008, respectively.  This information may be inspected and copied, at prescribed rates, at the public reference facilities maintained by the Securities and Exchange Commission at 100 F Street, N.E., Washington, D.C. 20549.  You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330.  The Securities and Exchange Commission maintains an Internet site at http://www.sec.gov that contains the above-referenced reports, as well as proxy and information statements and other information that we file electronically with the Securities and Exchange Commission.

For information regarding the accounting consequences of our offer, see Section 12.

Section 11.                      Past Contracts, Transactions, Negotiations and Agreements.

        The discussion below includes brief summaries of agreements involving our securities or our affiliates. The summaries are qualified in their entirety by the full text of the agreements.

Registration Rights

The NLAG Group (which, for purposes of this discussion only, includes GTH Capital, Inc.), James P. Jimirro, who is a member of our board of directors, the holders of our Series C Preferred Stock and Constellation Venture Capital, L.P. have registration rights, as described below.

NLAG Group Registration Rights

A majority of the NLAG Group may demand, on two separate occasions, that we register part or all of their registrable securities.  The term “registrable securities” is defined as any Common Stock issued or issuable upon conversion of the Series B Preferred Stock, any Common Stock issued in respect of securities issued pursuant to the conversion of the Series B Preferred Stock upon any stock split, stock dividend, recapitalization or similar event, and any Common Stock issued or issuable upon exercise of the warrants to purchase Common Stock issued to the holders of Series B Preferred Stock.

The NLAG Group also has piggyback registration rights.  Whenever we propose to register for distribution by prospectus any of our securities (with certain exceptions for business combinations or employee equity plans) and the registration form or prospectus to be filed may be used for the registration of registrable securities, whether or not for sale for our account, we must give prompt written notice to the NLAG Group of our intention to effect the registration or file the prospectus and we must include in the registration or qualification all registrable securities with respect to which we have received written requests for inclusion therein.

However, if a piggyback registration is an underwritten distribution by prospectus and if the managing underwriters advise us in writing that in their opinion the number of securities requested to be included in the registration or prospectus exceeds the number which can be sold in an offering without adversely affecting the marketability of the offering, we are then required to include in the registration or prospectus only the securities we propose to sell, then the registrable securities requested to be included in the registration and any securities requested by James P. Jimirro to be included in the registration, pro rata among the holders of those securities.

Jimirro Registration Rights

Mr. Jimirro’s registration rights relate to his registrable securities, which are defined as his shares of Common Stock.  Otherwise, the terms of his registration rights are identical to those of the NLAG Group.

Registration Rights of Series C Preferred Stock

Holders of Series C Preferred Stock have piggyback registration rights only as to their registrable securities, which are defined as any Common Stock issued or issuable upon conversion of the Series C Preferred Stock, any Common Stock issued or issuable upon exercise of the warrants received by the holders of Series C Preferred Stock and Common Stock issued in respect of any stock split, stock dividend, recapitalization or similar event.

However, if a piggyback registration is an underwritten distribution by prospectus and if the managing underwriters advise us in writing that in their opinion the number of securities requested to be included in the registration or prospectus exceeds the number which can be sold in an offering without adversely affecting the marketability of the offering, we are then required to include in the registration or prospectus only the securities we propose to sell, then the registrable securities held by the NLAG Group and Mr. Jimirro and then the registrable securities held by the holders of Series C Preferred Stock and requested to be included in the registration, pro rata among the holders of the Series C Preferred Stock.

Constellation Venture Capital, L.P Registration Rights.

Constellation Venture Capital, L.P. has piggyback registration rights as to the Common Stock issued or issuable to Constellation Venture Capital, L.P. in conjunction with our purchase of the assets of Burly Bear Network.

However, if a piggyback registration is an underwritten distribution by prospectus and if the managing underwriters advise us in writing that in their opinion the number of securities requested to be included in the registration or prospectus exceeds the number which can be sold in an offering without adversely affecting the marketability of the offering, we are then required to include in the registration or prospectus only the securities we propose to sell, then the registrable securities held by the NLAG Group, Mr. Jimirro and the holders of Series C Preferred Stock and then the registrable securities held by Constellation Venture Capital, L.P.

Voting Agreement

On May 17, 2002 a Voting Agreement was entered into among James P. Jimirro and the members of the NLAG Group.  The Voting Agreement will terminate on the later of 13 months following the date of Mr. Jimirro’s separation from service, which occurred on January 28, 2005, or the date as of which Mr. Jimirro ceases to own beneficially (whether by reason of his death or otherwise) at least 100,000 shares of our Common Stock.  (The required number of shares will automatically be increased proportionately on account of any subdivision, share dividend, stock split or similar transaction and decreased proportionately on account of any reverse stock split, combination or similar transaction affecting our Common Stock occurring after the date of the Voting Agreement.  During the term of the Voting Agreement, Mr. Jimirro is entitled to nominate three directors to the board of directors and Daniel S. Laikin, our chief executive officer, is entitled to nominate three directors.  The seventh member of our board of directors was mutually nominated by the directors nominated by Mr. Jimirro and Mr. Laikin until January 28, 2005.  From and after that date, the seventh member of the board of directors is nominated solely by the directors nominated by Mr. Laikin.  The parties to the Voting Agreement, who collectively have voting control, have agreed to vote for those persons nominated by Mr. Jimirro and Mr. Laikin.

Except as described in this Offer to Extend and in our Annual Report on Form 10-KSB for the fiscal year ended July 31, 2007, neither we nor any person controlling us nor, to our knowledge, any of our directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to this Offer to Extend with respect to any of our securities (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations).

Employment Agreement with Daniel S. Laikin

On January 31, 2005 we entered into an Employment Agreement with Daniel S. Laikin.  The employment agreement was adopted and approved by our Board of Directors on February 1, 2005.  The employment agreement has a term of three years, but is automatically extended for successive three-year terms unless designated members of the Board of Directors notify Mr. Laikin that the Board does not intend to renew the employment agreement or unless the employment agreement has been terminated according to its terms.

Pursuant to the employment agreement, Mr. Laikin receives an annual salary of $250,000.  Mr. Laikin is also entitled to receive four weeks paid vacation.  Mr. Laikin receives an automobile allowance and is entitled to participate in any other benefits offered generally to our employees and executives.  He is also granted an option to purchase 100,000 shares of our common stock on each anniversary of the effective date of the employment agreement.  The exercise price for the options will be equal to the average of the last reported sale price for one share of common stock during the five business days preceding the date of grant or, if this method of valuing the common stock is not available, the Board shall determine, in good faith, the value of one share of common stock.

The term of each option is to be 10 years.  The options are granted in accordance with the National Lampoon, Inc. Amended and Restated 1999 Stock Option, Deferred Stock and Restricted Stock Plan.  Mr. Laikin is to meet annually with the Board of Directors to set certain performance milestones that must be met bi-annually.  If those milestones are met, Mr. Laikin will receive a bi-annual bonus of $50,000.  If the milestones are exceeded, Mr. Laikin will receive additional compensation that will be paid one-half in cash and one-half in stock.

Mr. Laikin’s employment agreement may be terminated voluntarily by us at any time during its term for Cause.  Cause is defined as (i) the willful and continued failure by Mr. Laikin to substantially perform his duties to us in good faith (other than a failure resulting from his incapacity due to physical or mental illness), or (ii) the willful engaging in conduct which is demonstrably and materially injurious to us.  In order to terminate Mr. Laikin for Cause, five members of the Board of Directors (not including Mr. Laikin) must determine at a meeting held for such purpose that Mr. Laikin is guilty of the conduct triggering the right to terminate him.  If Mr. Laikin’s employment is terminated by us for Cause, in addition to any benefits mandated by law, we shall pay to Mr. Laikin his full annual salary in effect at the date of termination and other benefits to which he is entitled through the date of termination at the rate in effect at the time notice of termination is given.

Mr. Laikin’s employment may be terminated by Mr. Laikin at any time, and will terminate automatically upon his death or disability.  Upon such termination, in addition to any benefits mandated by law, we are required to pay to Mr. Laikin his full annual salary in effect at the date of termination and other benefits to which he is entitled through the date of termination at the rate in effect at the time notice of termination is given.

On signing the Employment Agreement, we also agreed to enter into a separate indemnity agreement with Mr. Laikin.  A new indemnity agreement has not been entered into as of the date of this proxy statement, although we entered into an indemnity agreement with Mr. Laikin on May 17, 2002.

Indemnification Agreements

On May 17, 2002 our predecessor, J2 Communications, signed Indemnification Agreements with Daniel S. Laikin and James P. Jimirro.  Pursuant to the Indemnification Agreement, J2 Communications agreed to hold harmless and indemnity Messrs. Laikin and Jimirro to the fullest extent authorized or permitted by the provisions of the California General Corporation Law, and the company’s articles of incorporation.  Under the Indemnification Agreement, in proceedings that are brought, irrespective of whether or not the proceeding is by or in the right of the company, Messrs. Laikin and Jimirro are entitled to indemnification against all expenses actually and reasonably incurred by them or on their behalf in connection with a proceeding if the indemnified party acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the company.  In a proceeding brought by or in the right of the company, no indemnification against expenses shall be made in respect of any claim, issue or matter in such proceeding as to which Mr. Laikin or Mr. Jimirro shall have been adjudged to be liable to the company unless and to the extent that the Superior Court of the State of California, or the court in which such proceeding shall have been brought or is pending, shall determine that such indemnification may be made.

Equity Compensation Plans

National Lampoon, Inc. Amended and Restated 1999 Stock Option, Deferred Stock and Restricted Stock Plan

On January 30, 2002 our Board of Directors approved the National Lampoon, Inc. Amended and Restated 1999 Stock Option, Deferred Stock and Restricted Stock Plan (the “Equity Incentive Plan”).  The Equity Incentive Plan was approved by our stockholders on April 25, 2002.

The Equity Incentive Plan has a term of 10 years and is currently administered by our Board of Directors, which shall be referred to in this discussion as the “Administrator”.  Pursuant to the Equity Incentive Plan, the Administrator may grant to eligible persons, which include employees, officers, directors, consultants and advisors, awards of options (which may be qualified or non-qualified, depending upon whether or not the eligible person is an employee), stock appreciation rights (commonly known as “SARs”) or deferred common stock or restricted common stock.  11,000,000 shares of our common stock have been set aside for grants made under the Equity Incentive Plan.

Options granted from the Equity Incentive Plan may be incentive stock options or non-qualified stock options. The term of the options may not exceed 10 years from the date of grant. The price for each share of common stock purchased pursuant to the options varies, although if an option is designated as an incentive stock option, the exercise price must equal at least the fair market value of our common stock on the date of grant. A non-qualified option must have an exercise price that is at least 85% of the fair market value of our common stock on the date of grant.

Options may be exercised by paying cash. The Administrator may also accept as payment for options shares of our unrestricted common stock held by the optionee for at least six months, cancellation of any indebtedness owed by us to the optionee, a full recourse promissory note executed by the optionee (so long as the acceptance of any such promissory note complies with federal and state law), shares of common stock issuable upon exercise of the option which have a fair market value equal to the exercise price of the option or any combination of the forgoing.

SARs may be granted from the Equity Incentive Plan in tandem with option grants or without reference to option grants. A SAR granted in tandem with an option grant is valued at the exercise price of the option grant; a SAR granted without reference to an option grant is valued at fair market value.

Deferred Stock and Restricted Stock awards may also be granted to eligible persons.  Deferred Stock is the right to receive our common stock at the end of a specified period.  Restricted Stock is the right to receive our common stock subject to restrictions such as the passage of time or the attainment of performance objectives.

In the event of a Change of Control, as defined in the Equity Incentive Plan, all unvested stock options shall vest and the restrictions applicable to any Restricted Stock or Deferred Stock awards will lapse and the awards shall be deemed fully vested.  The value of the outstanding stock option, Restricted Stock or Deferred Stock awards shall be cashed out by a payment of cash or other property, as determined by the Administrator.

The Board of Directors may amend, alter or discontinue the Equity Incentive Plan, but no amendment, alteration or discontinuation may impair the rights of a participant. The Board of Directors must obtain stockholder approval if it seeks to increase the total number of shares of common stock reserved for the Equity Incentive Plan, change the employees or class of employees eligible to participate in the Equity Incentive Plan or extend the maximum option period under the Equity Incentive Plan.

National Lampoon, Inc. 2005 Consultant Plan

On October 27, 2005 our Board of Directors adopted the National Lampoon, Inc. 2005 Consultant Plan (the “2005 Plan”).  We obtained shareholder approval of the 2005 Plan on January 18, 2006.  The purpose of the 2005 Plan is to allow us to use our securities obtain and retain the consulting services of persons upon whose judgment, initiative, efforts and/or services we rely.  We have set aside 250,000 shares of our common stock for awards to be made from the 2005 Plan and we plan to increase this number to 500,000.  Officers, directors and employees of our company are not eligible to receive awards from the 2005 Plan.  The term of the 2005 Plan is 10 years.

The 2005 Plan is administered and interpreted by a committee consisting of two or more members of the Board but if no committee is appointed, then the Board administers and interprets the 2005 Plan.  The committee has the authority to designate the persons eligible to receive awards, grant awards, impose limitations, restrictions and conditions upon any award, interpret and administer the 2005 Plan and delegate all or a portion of its authority to take these actions to one or more of our executive officers who are also directors.  Awards consist of grants of shares of our common stock, either as a bonus or as compensation for services rendered and options.  The committee may subject shares of common stock granted as awards to vesting conditions.  If vesting conditions are not satisfied, we may require the award recipient to forfeit the unvested shares.  Option grants may also be subject to vesting conditions.  The exercise price of any option may not be less than 85% of the fair market value of the common stock on the date of grant.  Options may only be exercised for cash.

The Board has the authority, without shareholder approval, to amend the 2005 Plan to increase the number of shares to be reserved and issued under it.

Loans from Affiliates and Related Party Transactions

From time-to-time we borrow funds from Daniel S. Laikin for working capital.  As of July 15, 2008, we owed Mr. Laikin $820,447 in principal and approximately $94,409 in interest.  The loans bear interest at the rate of 6% per annum.  The obligations to Mr. Laikin are payable on demand.  During the past twelve months, the largest aggregate amount of principal outstanding on these loans was $953,231.

From time-to-time we borrow funds from Timothy Durham for working capital.  As of July 15, 2008, we owed Mr. Durham $1,159,819 in principal and approximately $39,075 in interest.  The loans bear interest at the rate of 6% per annum.  The obligations to Mr. Durham are payable on demand.  During the past twelve months, the largest aggregate amount of principal outstanding on these loans was $1,134,819.

The loans from Mr. Laikin and Mr. Durham are unsecured.

Mr. Laikin has also made various loans to us for film financing.  As of July 15, 2008, he was owed $67,000 in principal and approximately $7,987 in interest for these production loans.  The loans bear interest on the unpaid principal amount at the rate of 6% per annum.  These loans are to be repaid from the revenues we earn from the films

During August 2006 a company controlled by Timothy Durham, a director, provided debt financing to the producers of the films National Lampoon’s Jakes Booty Call and National Lampoon’s Pucked in order to finance the prints and advertising costs associated with the theatrical release of these pictures.  National Lampoon, Inc. was the theatrical distributor and incurred various print and advertising costs associated with the distribution of these two films.  Mr. Durham’s company paid the majority of these costs directly to us.  We have no obligation or plan to repay Mr. Durham or any of his companies for the funds received.

As an executive officer and a director, Mr. Laikin has received options to purchase a total of 1,392,666 shares of our common stock from the National Lampoon, Inc. 1999 Amended and Restated Stock Option, Deferred Stock, Restricted Stock Plan.  The remaining members of our board of directors have collectively received options to purchase a total of 2,107,040 shares of our common stock from this plan.  The exercise price of the options granted from the plan is the market value of our common stock on the date of grant.  The options have terms of 7 to 10 years.

In October 2006, we invested $800 in Red Rock Pictures Holdings, Inc., (“Red Rock”) which was then merged into a publicly traded entity.  The investment at the time represented 11,769,236 shares or approximately 18% of the then total outstanding shares of Red Rock.  Three members of our board of directors, Robert Levy, Timothy Durham and Daniel Laikin, also own stock in Red Rock.

On October 26, 2006, we entered into a financing agreement with Red Rock regarding the financing of the theatrical motion picture Bag Boy.  In accordance with the agreement, Red Rock agreed to loan us up to $2,000,000 to fund the production of this film, with payments to be made according to an approved production cash flow.  Red Rock will be entitled to recoup its investment plus interest at 10% per annum accruing on the average daily balance from the date the loan was provided to us.  Red Rock will also be entitled to contingent participation of 25% of all net contingent proceeds from the picture.  Red Rock has a security interest in the film to the extent of the actual amount of the funding as long as there is an unpaid balance on the loan.  As of July 15, 2008, advances to us totaled $1,493,138, and interest accrued totaled $210,537 under this financing agreement.

Also on October 26, 2007, we entered into a financing agreement with Red Rock regarding the financing of the theatrical motion picture Ratko.  This agreement is identical to the agreement described above.  As of July 15, 2008, advances to us totaled $1,922,028 and interest accrued totaled $216,520 under this financing agreement.

Section 12.           Accounting Consequences of the Offer.

As a result of the Offer, (i) the assets included in our balance sheet will increase by the amount of cash we receive as a result of the Warrant exercises and (ii) the number of shares of Common Stock and the additional paid-in capital account included in our balance sheet will increase, respectively, by the number of shares of Common Stock issued as a result of the exercise of the Warrants and by the value we receive as a result of the exercise of the Warrants.

Section 13.           Legal Matters; Regulatory Approvals.

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by this Offer, or of any approval or other action by any government or regulatory authority or agency that is required for the exercise of the Warrants, the acquisition or ownership of our restricted Common Stock or the extension of the expiration date of the Warrants as described in this Offer.  If any other approval or action should be required, we presently intend to seek that approval or take that action.  This could require us to delay the acceptance of Warrants that are exercised.  We cannot assure you that we would be able to obtain any required approval or take any other required action.  Our failure to obtain any required approval or take any required action might result in harm to our business.  Our obligation under the Offer is subject to the conditions described in Section 7.

Section 14.                      Material Federal Income Tax Consequences.

The following is a general summary of the material federal income tax consequences of the Offer.  This discussion is based on the Internal Revenue Code of 1986, as amended (which we refer to in this section as the “Code”), its legislative history, Treasury Regulations thereunder and administrative and judicial interpretations thereof, as of the date hereof, all of which are subject to change (possibly on a retroactive basis).  This summary does not discuss all the tax consequences that may be relevant to you in light of your particular circumstances and it is not intended to be applicable in all respects to all Warrant Holders.

You are urged to consult your tax advisor with respect to the federal, state and local consequences of participating in the Offer, as well as any tax consequences arising under the laws of any other taxing jurisdiction.

Warrant Exercise and Issuance of Restricted Stock.  We believe that you will not be subject to current federal income taxation if you elect to keep your Warrants and not participate in this Offer. We do not believe that there will be any immediate federal income tax consequences as a result of participating in the Offer by exercising your Warrants to purchase at least 10% of the Common Stock covered by the Warrants.

Subsequent Sale of Shares.  Your tax basis in the Common Stock you purchase will be equal to the Exercise Price, and the capital gain holding period will commence upon the day following the date on which the Common Stock is purchased.  Your subsequent disposition of the Common Stock will ordinarily result in a capital gain or loss in an amount equal to the difference between the amount you realize on the disposition and your tax basis in the shares of Common Stock that are disposed of.  If you dispose of shares of Common Stock after you have held the shares for more than one year, such capital gain or loss will be long-term capital gain or loss.  Long-term capital gains recognized by individuals are subject to a more favorable rate of tax (currently, a maximum rate of 15%) than ordinary income.  There are limitations imposed on the ability of individuals to deduct capital losses against their ordinary income.

We offer no opinion as to the effect of state, local or foreign tax laws. Moreover, special United States federal income tax rules may apply to certain kinds of taxpayers or in certain circumstances.  The Code is subject to continual amendment and judicial and regulatory interpretation.  Accordingly, each Warrant Holder is urged to consult his, her or its own tax advisor to determine the particular tax consequences of any exercise of the Warrants.

Section 15.                      Extension of Offer; Termination; Amendment.

We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event set forth in Section 7 (“Conditions of the Offer”) of Part III of this document has occurred or is deemed by us to have occurred, to extend the period of time during which the Offer is open by giving oral, written or electronic notice of such extension to you.

We also expressly reserve the right, in our reasonable judgment, prior to the expiration date of the Offer to terminate or amend the Offer by giving oral, written or electronic notice of such termination or postponement to you.  If we terminate the Offer, we will return to each Warrant Holder the Exercise Price received from him, without interest, and the Warrant.

Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in Section 7 has occurred or is deemed by us to have occurred, to amend this Offer in any respect.

Amendments to this Offer may be made at any time and from time to time.  In the case of an extension, the amendment will be issued no later than 9:00 p.m., Pacific Time, on the scheduled or announced expiration date.  Any amendment of this Offer will be disseminated promptly in a manner reasonably designed to inform Warrant Holders of the change.  Without limiting the manner in which we may choose to disseminate any amendment of the Offer, except as required by law, we have no obligation to publish, advertise, or otherwise communicate any dissemination.

If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer.  The amount of time by which we will extend the Offer following a material change in the terms of the Offer or information concerning the Offer will depend on the facts and circumstances, including the relative materiality of the information.

Section 16.           Fees and Expenses.

We will not pay any fees or commissions to any broker, dealer or other person in making this Offer.

Section 17.                      Additional Information.

With respect to this Offer, we have filed with the Securities and Exchange Commission a Tender Offer Statement on Schedule TO, of which this Offer is a part.  This Offer does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO.  We recommend that, in addition to this Offer and the Warrant, you review the Schedule TO, including its exhibits, before deciding whether or not to exercise your Warrants.  We are subject to the informational filing requirements of the Securities Exchange Act of 1934 and, in accordance with that act, are obligated to file reports, proxy statements and other information with the Securities and Exchange Commission (the “Commission”) relating to our business, financial condition and other matters.  Such reports, proxy statements and other information include the following, which are incorporated herein by reference:

•	our Annual Report on Form 10-K for the fiscal year ended July 31, 2007, filed with the Commission on November 29, 2007, which is incorporated herein by reference;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended October 31, 2007, filed with the Commission on December 19, 2007, which is incorporated herein by reference;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended January 31, 2008, filed with the Commission on March 17, 2008, which is incorporated herein by reference;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 2008, as amended, filed with the Commission on June 17, 2008, which is incorporated herein by reference;

•
our Current Reports on Form 8-K filed with the Commission on September 4, 2007, September 20, 2007, October 30, 2007, November 15, 2007, November 16, 2007, November 21, 2007, March 5, 2008 and May 22, 2008, and all amendments thereto, which are incorporated herein by reference; and

•	the description of our Common Stock contained in the National Lampoon, Inc. Registration Statement on Form 8-A filed with the Commission on July 25, 2005, which is incorporated herein by reference.

Any amendment or report filed for the purpose of updating such descriptions may be examined, and copies may be obtained, at the Securities and Exchange Commission’s public reference room in Washington, D.C.  You may obtain information on the operation of the public reference room by calling the Securities and Exchange Commission at 1-800-732-0330. Our filings are also available to the public on the Securities and Exchange Commission’s Internet site at http://www.sec.gov.

Our Common Stock is quoted on the American Stock Exchange under the symbol “NLN”.

We will also provide without charge to each person to whom a copy of this Offer is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). You may request copies by writing to Daniel S. Laikin, c/o National Lampoon, Inc., 8228 Sunset Boulevard, Los Angeles, California 90046 or by telephoning at (310) 474-5252 between the hours of 9:00 a.m. and 5:00 p.m., Pacific Time.

The information about the Company included in this Offer should be read together with the information contained in the documents to which we have referred you.

Section 18.           Forward-Looking Statements.

Our reports filed with the Securities and Exchange Commission referred to above include forward-looking statements which reflect our views as of the time of the filing of the respective reports with respect to future events and financial performance.  These forward-looking statements are subject to certain risks and uncertainties, including, but not limited to, the following:

•	a decline in the general state of the economy, which impacts the amount of money spent by consumers for entertainment products,

•	whether we will be able to raise capital or debt for film financing as we need it,

•	whether the entertainment products we produce or to which we license our brand will generate significant sales,

•	whether our subsidiary, National Lampoon Networks, Inc., will be able to continue its relationships with its current advertisers and continue to attract new advertisers,

•	our overall ability to successfully compete in our market and our industry,

•	whether we will continue to receive the services of our executive officers and directors, particularly our Chief Executive Officer, Daniel S. Laikin,

•	unanticipated increases in development, production or marketing expenses related to our various business activities, and

•	other factors, some of which may be beyond our control.

When considering forward-looking statements, you should keep in mind the foregoing risk factors and other cautionary statements in such filings.  Should one or more of the risks and uncertainties described above or elsewhere in these filings occur, or should underlying assumptions prove incorrect, our actual results and plans could differ materially from those expressed in any forward-looking statements.  We do not update any information contained in a forward-looking statement, except as otherwise required by applicable federal securities laws.

All forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary statement.